EXHIBIT 10.14

                  RESOLUTION: SPLIT OWNERSHIP/SPLIT DOLLAR PLAN


WHEREAS, Gene McGrevin, President, has contributed substantially to the success of this Corporation; and

WHEREAS, the Corporation desires that Gene McGrevin continue in the employ of the Corporation; and

WHEREAS, to retain the services of Gene McGrevin, the Corporation desires to assist in establishing an adequate life insurance program;

RESOLVED, THEREFORE, that the Secretary and/or Treasurer of this Corporation is hereby authorized and directed to receive on behalf of the Corporation and by way of Assignment, a limited ownership right in a certain life insurance policy of $2,000,000 Specified Amount, issued to Gene McGrevin by John Hancock Variable Life, on the life of Gene McGrevin, and to contribute an annual premium equal to $60,000 per year for a period of ten consecutive years.

Such Assignment shall provide that the Corporation will be reimbursed from the policy values in an amount equal to its cumulative premium contributions, upon the happening of any one of the following events:

          a.   Upon Death Of The Insured;
          b.   Upon The Policy-Owner's Cancellation Of The Policy;
          c. Upon The Policy-Owner's Request For Release Of The Corporation's Interest


BE IT FURTHER RESOLVED, that ________________________________, a duly authorized officer, is expressly authorized to execute such assignment, to contribute, the resultant premium share, to exercise all policy rights conferred by said assignment and to perform all necessary and proper acts required by the Insurer and the policy owner in the maintenance of this Life Insurance Split-Ownership Plan.


Date:____________________                    Name:___________________________


                                             Title:__________________________


                       SPLIT OWNER/SPLIT DOLLAR ASSIGNMENT

Gene McGrevin, hereinafter referred to as "Owner," has this date applied to John Hancock Variable Life for life insurance in the specified amount of $2,000,000 on the life of Gene McGrevin, the Insured. Syncor International Corporation, of Chatsworth California, hereinafter referred to as "Assignee-Owner," desires to assist Owner in establishing and maintaining the above-described policy on the life of Gene McGrevin. Therefore, Assignee-Owner agrees to receive, by way of this Assignment, a limited policy ownership and to pay corresponding premiums under the Split Dollar variation set forth below.


I.      SPLIT DOLLAR VARIATION

        EMPLOYER-PAY-ALL: An annual premium of $60,000 per year for a period of ten consecutive years.

II.     LIMITED POLICY OWNERSHIP RIGHTS

        Owner, upon acceptance by John Hancock Variable Life of the insurance applied for above, does thereupon assign, transfer and set over to Assignee-Owner (its successors or assigns), a specific and limited policy ownership interest in said policy in consideration of the premium payment paid by the Assignee-Owner as of the date of issue (receipt of which is hereby acknowledged), and in consideration of such subsequent premium payments made upon each future premium due date.

        Assignee-Owner, alone, will, to the extent of its policy interest, receive from the Owner an amount equal to such interest upon surrender or cancellation of the policy by the Owner, or receive such interest from the death proceeds, upon the death of the Insured.

III.    ASSIGNEE-OWNER'S "POLICY INTEREST" -- DEFINED

        Assignee-Owner's interest in the policy shall be an amount equal to its cumulative premium contributions under the Split Dollar variation set forth earlier. Should the Assignee-Owner elect to continue premiums beyond ten years, in any amount, as determined by Assignee-Owner, then, in such event, the Assignee-Owner's "policy interest" shall be increased in corresponding dollar amount. Should the owner elect to borrow or withdraw policy values in accordance with Article IV in order to repay Assignee-Owner a portion of its policy interest, then Assignee-Owner's policy interest shall be reduced accordingly.

        A.    Upon Death Of Insured

              In the event of the Insured's death, Assignee-Owner's policy interest shall be an amount equal to the cumulative premium payments made by the Assignee-Owner to the Insurer, under the Split Dollar arrangement set forth above.

        B.    Upon Owner's Cancellation or Termination Of The Policy

              In the event the Owner elects to surrender or cancel the policy, Assignee-Owner shall receive an amount equal to the lesser of:

              the cumulative premiums paid under the Split Dollar arrangement.

              or the policy's cash surrender value.


IV.     OWNER'S RETAINED INCIDENTS OF OWNERSHIP

        Except as to the limited policy ownership rights specifically granted Assignee-Owner herein, Owner retains all incidents of ownership (including the right to surrender or cancel the policy and the right to borrow or withdraw against the policy except as limited below).

        Owner's right to withdraw from the policy cash values under the policy's "Partial Surrender Provision," (which is defined as "the cash value, less any indebtedness, less the cost of insurance until the next monthly anniversary"), shall be limited to such "partial surrender value," as above defined, reduced by the cumulative premiums paid by Assignee-Owner under the Split Dollar arrangement set forth above, and subject to any policy surrender limitations.

        Owner's rights to borrow or withdraw policy values under the "policy surrender provision" are expressly prohibited during the first ten policy years. After such time period has passed, the Owner shall be free to borrow or withdraw policy values amounts as may be required to repay the Assignee-Owner to the extent of its policy interest as more fully described in Article III. Until Assignee-Owner is fully repaid to the extent of its policy interest, Owner shall not be permitted to borrow or withdraw policy values.

V.      ASSIGNEE-OWNER'S COOPERATION

        If the above described policy is in the possession of the Assignee-Owner, Assignee-Owner will, upon notice and request, forward the policy without reasonable delay to the Insurer, if required by the Insurer for any policy transaction or change.

VI.     INSURER ACTION

        The Insurer is hereby authorized to recognize either the Assignee-Owner or the Owner's claims to rights as defined hereunder without investigating the reason for such action or the validity or the amount of their respective interest hereunder. The Insurer provides this assignment form solely for the convenience of its policyholders and their counsel and is not responsible for its legal or tax validity or effect. Insurer shall not be responsible to account for the actual premium contributions of the parties hereunder, but shall rely solely upon the written declaration of the parties in any distribution or settlement of the policy's lifetime or death values. Any actions taken by the Insurer in accordance with the policy, any policy endorsements of this assignment shall fully discharge it from all claims, suits and demands of all persons whatsoever.

VII.    RELEASE OF ASSIGNEE-OWNER'S LIMITED OWNERSHIP INTEREST

        Upon Owner's request and upon full payment to the Assignee-Owner of its policy interest in the Split Dollar policy, Assignee-Owner agrees to release and re-assign its Split Dollar ownership rights to the Owner. Assignee-Owner, its successors and assigns, agree (solely for the purposes of facilitating payment and release of its limited policy ownership), that Owner (or assignees) may borrow or withdraw from the policy cash values subject to the restrictions described in Article IV.

VIII.   PREMIUM NOTICES

        Notices are to be sent to the Assignee-Owner.


IN WITNESS WHEREOF, the undersigned Owner and Assignee-Owner have executed this Assignment this ______ day of ______________, 19__, at ______________________.



_____________________________             ________________________________
Witness                                   Gene McGrevin


_____________________________             ________________________________

Witness                                   Syncor International Corporation


Policy #003161211, John Hancock Variable Life

Insured:         Gene McGrevin

Owner:           Gene McGrevin

Owner-Assignee:  Syncor International Corporation


This was approved and recorded by John Hancock Variable Life on ____________________, 19__.

                                          By:______________________________



                        SPECIMEN EMPLOYER COVER LETTER TO
                      EXECUTIVE REGARDING ERISA COMPLIANCE



Date:   _______________________________

To:     _______________________________

From:   _______________________________


                                ERISA COMPLIANCE


The life insurance split ownership arrangement you recently entered into with your employer is considered a "split dollar" arrangement as that term has been defined in Rev. Rul. 64-328 and related rulings.

The Employee Retirement Income Security Act of 1974 (ERISA) considers split dollar plans a "welfare benefit," but exempts such plans from compliance with most of the Act's provisions.

Three ERISA provisions would nevertheless seem to apply to Split Dollar Plans:

1.      Reporting and Disclosure (Summary Plan Descriptions)

2.      Fiduciary Responsibility

3.      Administration and Enforcement


REPORTING AND DISCLOSURE: Generally, regulatory provisions under Part I of the Act are inapplicable under the "fewer than 100 participants" exemption. Only one aspect of Part I appears to apply to split dollar plans -- "Summary Plan Descriptions." Since the essentials of a summary plan description are included within the ASSIGNMENT FORM creating the split dollar arrangement and the WRITTEN AND COMPUTER-PREPARED ILLUSTRATIONS your receipt of these documents (or photo copies thereof) should constitute compliance.


FIDUCIARY RESPONSIBILITY: Part 4 ERISA requires the following for all "welfare plans":

1. A named fiduciary or fiduciaries who have authority to control and manage the operation of the plan.

2.      A procedure for carrying out a funding policy and method.

3.      A procedure for allocation of responsibilities.

4.      A procedure for amending the plan.

5.      A basis upon which payments are made to and from the plan.


Language to satisfy these Part 4 requirements is included in the attached "SPLIT DOLLAR ERISA PROVISIONS."


ADMINISTRATION AND ENFORCEMENT: Part 5 of ERISA requires a "claims procedure." Language to satisfy this provision is likewise included in the attached "SPLIT DOLLAR ERISA PROVISIONS."


                                     SUMMARY

The split dollar arrangement provided you offers an extremely valuable fringe benefit at nominal costs to you. Your receipt of reproduced copies of the: SPLIT OWNERSHIP ASSIGNMENT: COMPUTER AND WRITTEN PROPOSALS: and the attached SPLIT DOLLAR ERISA PROVISIONS should fully inform you of all your rights and privileges under this special, additional fringe benefit.




________________________________________
Corporation

                          SPLIT DOLLAR ERISA PROVISIONS




A Split Dollar Fringe Benefit for Gene McGrevin, was established through a special Split-Owner Assignment by and between, Gene McGrevin and Syncor International Corporation on _________________________________________, 19__.


This Supplemental Agreement and the terms of the Split Owner-Assignment (the provisions of which are hereby incorporated by reference, as though fully restated), are intended to meet the requirements of "ERISA '74."

I.      NAMED FIDUCIARY AND PLAN ADMINISTRATOR

        (Corporate Officer) is hereby designated the "Named Fiduciary" and Plan Administrator.

II.     FUNDING

        The funding policy for the Split Dollar arrangement shall be to maintain the subject policy in force by paying, when due, all premiums required.

III.    AMENDMENT

        The Split Dollar plan may be amended at any time and from time to time, by a written instrument executed by the Policy Owner and the Corporation.

IV.     BASIS OF PREMIUM PAYMENTS AND BENEFITS

        Payments to and from the Split Dollar Plan adopted herein shall be in accordance with the provisions of the Split Ownership Assignment, described above.

V.      CLAIMS PROCEDURE FOR LIFE INSURANCE POLICY AND SPLIT DOLLAR
        PLAN

        A. Claim forms or claim information as to the subject policy can be obtained by contacting:

              Thomas E. Miller, CLU, ChFC, CFP
              3 Imperial Promenade
              Suite 100
              Santa Ana, CA 92707

              When the named fiduciary has a claim which may be covered under the provisions described in the insurance policy, he should contact the agent or agency named above, who will either complete a claim form and forward it to the Insurer or advise the named fiduciary what further requirements are necessary. The Insurer will evaluate the claim and make a decision as to payment within 90 days of the date the claim is received by the Insurer. If the claim is payable, a benefit check will be issued to the named fiduciary and forwarded through the office or person named above.

              If for any reason a claim for benefits under the policy is denied by the Insurer, the Insurer will notify the named fiduciary of the denial. Such notification will be made in writing, within 90 days of the date the claim is received, and will be transmitted through the office of the agent or agency named above. The notification will include the specific reasons for the denial, as well as specific reference to the policy provisions upon which the denial is based. The named fiduciary will also be informed as to the steps which may be taken to have the claim denial reviewed.

              A decision as to the validity of a claim will ordinarily be made within 10 working days of the date the claim is received by the Insurer. Occasionally, however, certain questions may prevent the Insurer from rendering a decision on the validity of the claim within the specific 90-day period. If this occurs, the named fiduciary will be notified of the reasons for the delay, as well as the anticipated length of the delay, in writing and through the office of the agent or agency named above. If further information or other material is required, the named fiduciary will be so informed.

              If the named fiduciary is dissatisfied with the denial of the claim, or the amount paid, he has 60 days from the date he receives notice of a claim denial to file his objections to the action taken by the Insurer. If the named fiduciary wishes to contest a claim denial, he should notify the agent or agency named above, who will assist in making inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the agent or agency named above for transmittal to the Insurer.

              The Insurer will review the claim denial and render a decision on the claim denial. The named fiduciary will be informed in writing of the decision of the Insurer within 60 days of the date the claim request is received by the Insurer. This decision will be final.

        B. Once a decision has been rendered as to the distribution of proceeds under the claim procedure described above as to the policy, claims for any benefits due under the Plan or the surrender of the policy may be made in writing by the corporation or the corporation's designated beneficiary, and policy owner or their designated beneficiary, as the case may be, to the named fiduciary.

              In the event a claim for benefits is wholly or partly denied or disputed, the named fiduciary shall within a reasonable period of time, after receipt of the claim, notify the corporation or the corporation's designated beneficiary, and policy owner or their designated beneficiary as the case may be of such total or partial denial or dispute listing:

              (a)   The specific reason or reasons for the denial or dispute;

              (b) Specific reference to pertinent plan provisions upon which the denial or dispute is based;

              (c) A description of any additional information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

              (d) An explanation of-the plan's review procedure. Within 60 days of denial or notice of claim under the plan, a claimant may request that the claim be reviewed by the named fiduciary in a full and fair hearing. A final decision shall be rendered by the named fiduciary within 60 days after receipt of request for review.

This supplemental agreement was executed at _____________________________, this _________________ day of ____________, 19__.



__________________________________        __________________________________
Witness                                   Witness


__________________________________        __________________________________
Witness                                   Witness